Exhibit 10.1

AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of January 24, 2014 by and among THE BOSTON BEER COMPANY, INC. and BOSTON BEER CORPORATION (together, the “Borrowers” and each individually, a “Borrower”) and BANK OF AMERICA, N.A., a national banking association, successor-by-merger to Fleet National Bank (the “Bank”).

RECITALS

A.

The Bank and the Borrowers are parties to that certain Second Amended and Restated Credit Agreement dated as of July 1, 2002, as modified by letter agreements dated as of August 4, 2004, and December 30, 2005, an Amendment to Credit Agreement dated as of February 27, 2007, an Amendment to Credit Agreement dated as of March 10, 2008, an Amendment to Credit Agreement dated as of June 14, 2010, and a letter agreement dated as of June 8, 2012 (as amended, restated, supplemented or further modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

B.

The Borrowers have requested certain amendments to the Credit Agreement and the Bank is willing to make such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.

Amendments to Credit Agreement.

A.

Extension of Expiration Date and Increase in Commitment. Section 1.1 of the Credit Agreement is amended so that the “Expiration Date”, as defined therein, shall be March 31, 2019 and the amount of the “Commitment”, as defined therein, shall be $150,000,000.

B.

Financial Covenants. Section 5.1 of the Credit Agreement is amended to read in its entirety as follows:

“5.1 Covenants. Each of the Borrowers covenants and agrees that, so long as the Bank has any commitment to lend hereunder or any Loan or other Obligation to the Bank remains outstanding, the Borrowers will on a consolidated basis:

(a)

[Reserved]

(b)

Not permit at any time the ratio of EBITDA to Interest Expense for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending December 28, 2013, to be less than 2.00:1.00; and

(c)

Not permit the ratio of Total Funded Debt at any time to EBITDA for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending December 28, 2013, to be greater than 2.50:1.00.”

C.

Definition of EBITDA. The definition of “EBITDA” contained in Section 5.2(a) of the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“(a)

As used herein, ‘EBITDA’ shall mean, for any period, an amount equal to Net Income for such period, plus, to the extent deducted in the calculation of Net Income for such period, the following:

(i) any taxes of the Companies in respect of income and profits paid or accrued during such period;

(ii) any Interest Expense for such period;

(iii) any depreciation expenses of the Companies for such period;

(iv) any amortization or write-off of assets of the Companies, including impairment charges against goodwill, for such period;

(v) to the extent not capitalized, the amount of all non-recurring fees, costs and expenses (including, for avoidance of doubt, all legal and other professional fees and expenses) incurred by the Companies during such period in connection with (A) any proposed or actual Permitted Acquisition, any proposed or actual issuance of debt or equity permitted hereunder, any proposed or actual stock repurchases permitted hereunder, any proposed or actual asset disposition permitted hereunder or any Permitted Investment; or (B) any proposed or actual amendment, modification or refinancing of the Obligations or any other indebtedness permitted hereunder; and

(vi) any non-cash losses and other non-cash charges of the Company for such period, including without limitation, any such charges consisting of costs, severance payments and expenses related to discontinued operations (it being understood and agreed that any write-down or write-off of any current asset shall not be treated as a non-cash charge) and debt extinguishment charges;

in each case, in accordance with generally accepted accounting principles, as applied on a consistent basis.”

E.

Amendments to Negative Covenants.

The following clauses (f), (g), (h) and (i) are hereby added to Section 6.1 of the Credit Agreement as new clauses (f), (g), (h) and (i), immediately after clause (e) thereof:

“(f) guaranty of the Principal Operating Company of the obligations of A&S Brewing Collaborative LLC in connection with the deferred compensation to be paid to Southern California Brewing Company, Inc. d/b/a Angel City Brewing Company and Michael E. Bowe under a certain Asset Purchase Agreement dated December 15, 2011.

“(g) guaranty of the Principal Operating Company of the obligations of American Craft Brewery LLC (as successor by merger to Samuel Adams Pennsylvania Brewery Company) (“American Craft Brewery”) under a certain Forklift Equipment Lease Agreement dated November 30, 2012 by and between American Craft Brewery and NMGH Financial Services.

“(h) guaranty of the Principal Operating Company of the obligations of American Craft Brewery under a certain Lease Agreement dated February 14, 2013 by and between American Craft Brewery and Wynwood Plaza, LLC.”

“(i) any guaranty made in the ordinary course of the business by any Borrower of the obligations of any of its subsidiaries, which obligations are otherwise permitted under this Agreement.”

F.

Amendments to Events of Default. Section 7.1 of the Credit Agreement is amended as follows:

(i)

Clause (a) of Section 7.1 of the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“(a)

 any failure by the Borrowers to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or”.

(ii)

Clause (e) of Section 7.1 of the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“(e) default or breach (after the applicable grace period, if any) (i) under the Indebtedness described in Section 6.1(b) or (ii) under any instrument or agreement of any Company with respect to other Indebtedness of any Company for borrowed money having an aggregate principal amount of more than $5,000,000, in each case, if the effect of such default or breach is to permit the holder of such Indebtedness to accelerate the maturity thereof; or”.

(iii)

Clause (h) of Section 7.1 of the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“(h) There is entered against any Company any final judgment or order issued by a court of competent jurisdiction that is not subject to review on appeal for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or”

(iv)

Clause (i) of Section 7.1 of the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“(i) [Reserved]; or”.

G.

Addition of Section 8.14. The following is hereby inserted as a new Section 8.14 of the Credit Agreement, immediately after Section 8.13:

“8.14

USA PATRIOT Act Notice. The Bank hereby notifies the Borrowers and each Material Subsidiary that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower and each Material Subsidiary, which information includes the name and address of each Borrower and each Material Subsidiary and other information that will allow the Bank to identify each Borrower and each Material Subsidiary in accordance with the Act. The Borrower and the Material Subsidiaries agree to, promptly following a request by the Bank, provide all such other documentation and information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.”

H.

Amendments to Schedule A. Schedule A to the Credit Agreement is amended as follows:

(i)

The definition of “Permitted Investments” set forth in Schedule A to the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“Permitted Investments - As applied to any Company, (i) investments of funds in authorized marketable securities in conformance with the investment policy and investment objectives as adopted by the Board of Directors of the Holding Company from time to time (with a copy thereof being delivered to Bank promptly after such adoption), (ii) Permitted Acquisitions, (iii) the investments of the Holding Company and its Subsidiaries in their wholly-owned direct and indirect Subsidiaries, and (iv) advances to employees for the purchase of stock options not to exceed $1,000,000 outstanding at any time in the case of any one employee and not to exceed $2,000,000 outstanding at any time in the aggregate to all employees of the Companies.”

(ii)

The definition of “Permitted Acquisition” set forth in Schedule A to the Credit Agreement is amended, restated and replaced in its entirety to read as follows:

“Permitted Acquisitions: Any acquisition of stock or assets by a Borrower or a Subsidiary of a Borrower which has met the following conditions: (a) the aggregate amount of proceeds of the Loans used in all such acquisitions since the date of this Agreement shall not exceed $125,000,000, (b) the aggregate amount paid in cash or cash equivalents by the Companies in connection with all such acquisitions since the date of this Agreement (whether or not proceeds of the Loans) shall not exceed $150,000,000, (c) after giving effect to such acquisition, on a pro forma basis as of the most recently ended fiscal quarter, the Borrowers shall be in full compliance with all of their obligations set forth in Section 5 of this Agreement, (d) if such acquisition is a stock acquisition and the acquired company or companies is not simultaneously being merged into an acquiring Borrower or Material Subsidiary and is or becomes a Material Subsidiary, such acquired company or companies shall prior to or upon becoming a Material Subsidiary execute an unlimited guaranty in form satisfactory to the Bank, guaranteeing all existing and future obligation of the Borrowers to the Bank to assure compliance with Section 1.12, (e) prior notice of such acquisition shall have been delivered to the Bank, describing the terms of such acquisition, including the purchase price thereof, and whether the acquired company or companies are or are intended to become Material Subsidiaries, and (f) no Default shall exist hereunder or result from such acquisition.”

I.

Amendments to Schedule B. Schedule B to the Credit Agreement is hereby amended as follows:

i.

The definition of “LIBOR Rate” is hereby amended and restated in its entirety, as follows:

“LIBOR Rate: for any LIBOR Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Bank, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Period, for U.S. dollar deposits (for delivery on the first day of such LIBOR Period) with a term equivalent to such Interest Period; provided, that to the extent a comparable or successor rate is approved by the Bank in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Bank, such approved rate shall be applied in a manner as otherwise reasonably determined by the Bank.”

ii.

The definition of “Regulatory Change” is hereby amended and restated in its entirety, as follows:

“Regulatory Change: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.”

iii.

The defined terms “Regulation D” and “Reserve Percentage” are hereby deleted in their entirety.

iv.

The following clauses (b), (c), (d) and (e) are hereby added to Paragraph B(2) of Schedule B as new clauses (b), (c), (d) and (e), immediately after clause (a) thereof:

“(b)

If the Bank determines that any Regulatory Change affecting the Bank or the Bank’s Office or the Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of the Bank or the Loans made by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

“(c)

A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Paragraph B(2) and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Bank the amount shown as due on any such certificate in accordance with the terms of Paragraph B(2)(a) of this Schedule B.

“(d)

The Borrowers shall pay to the Bank, as long as the Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice of such additional interest or costs from the Bank. If the Bank fails to give notice fifteen (15) days prior to the relevant payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

“(e)

Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of this Paragraph B(2) of this Schedule B shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate the Bank pursuant to the foregoing provisions of this Paragraph B(2) for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Bank notifies the Borrowers of the Regulatory Change giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).”

J.

Amendment to Exhibits 3.7, 3.14 and 3.15 and 4.1. Exhibits 3.7, 3.14, 3.15 and 4.1 to the Credit Agreement attached hereto are hereby incorporated into the Credit Agreement as of the date hereof and each reference in the Credit Agreement to Exhibits 3.7, 3.14, 3.15 and 4.1 shall be deemed to refer to such Exhibit attached hereto on and after the date hereof.

K.

No Other Amendments. Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all related documents shall remain otherwise unmodified and continue in full force and effect in accordance with the provisions thereof as of the date hereof. Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, the Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.

2.

Certain Representations of the Borrowers. As a material inducement to the Bank to enter into this Amendment, the Borrowers hereby represent and warrant to the Bank (which representations and warranties shall survive the delivery of this Amendment), after giving effect to this Amendment, as follows:

A.

The execution and delivery of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrowers.

B.

The representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this Amendment as though made at and as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) and (b) no Default has occurred and is continuing.

C.

This Amendment and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right thereunder.

3.

Consent and Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof and in reliance on the representations and warranties set forth in Section 2 hereof, the Bank hereby consents to the merger of each of Samuel Adams Brewery Company, Ltd. and Samuel Adams Pennsylvania Brewery Company with and into American Craft Brewery LLC, a Massachusetts limited liability company (the “Merger”) and waives the provisions of Section 6.4(c) of the Credit Agreement to the extent, and only to the extent necessary to permit the Merger; provided that the waiver consent set forth in this Section 3 (i) shall be conditioned upon the Bank’s receipt of a fully executed Unlimited Guaranty (substantially in the same form as previously executed by each Material Subsidiary) from American Craft Brewery, LLC, and (ii) shall apply solely to the Merger and, except as otherwise expressly set forth in this Amendment, nothing herein shall be deemed to modify, amend or waive any of the provisions of the Credit Agreement.

4.

Conditions Precedent. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

A.

Counterparts of Amendment. The Bank shall have received counterparts of this Amendment, duly executed by the Borrowers.

B.

Unlimited Guaranty - Material Subsidiary. The Bank shall have received an Unlimited Guaranty (substantially in the same form as previously executed by each Material Subsidiary), dated of even date herewith, as executed by American Craft Brewery, LLC, a Massachusetts limited liability company (as a new Material Subsidiary and as the successor by merger to each of Samuel Adams Brewery Company, Ltd. and Samuel Adams Pennsylvania Brewery Company) in favor of the Bank.

C.

Secretary’s Certificate. The Bank shall have received a certificate of a duly authorized officer of each Borrower and each Material Subsidiary (collectively, the “Credit Parties”), certifying (i) that attached copies of such Credit Party’s organic documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of this Amendment are true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked; and (iii) to the title, name and signature of each Person authorized to sign this Amendment and the other Loan Documents.

D.

Good Standing Certificates. The Bank shall have received a good standing certificate for each Credit Party, issued by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization.

E.

Legal Opinion. The Bank shall have received a written opinion of Nixon Peabody LLP, as special counsel to the Credit Parties, in form and substance satisfactory to the Bank.

F.

Amendment Fee. The Borrowers shall have paid the Bank, in immediately available funds, a nonrefundable amendment fee of $150,000.

G.

Legal Fees and Expenses. The Borrowers shall have reimbursed the Bank for all reasonable legal fees and expenses incurred by the Bank in connection with this Amendment and the transactions contemplated hereby.

5.

Miscellaneous.

A.

As provided in the Credit Agreement, the Borrowers agree to reimburse the Bank upon demand for all reasonable out-of-pocket costs, charges, liabilities, taxes and expenses of the Bank (including reasonable fees and disbursements of counsel to the Bank) in connection with the (a) preparation, negotiation, interpretation, execution and delivery of this Amendment and any other agreements, instruments and documents executed pursuant or relating hereto, and (b) any enforcement hereof.

B.

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT IN ACCORDANCE WITH SUCH LAWS.

C.

This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed under seal by their duly authorized officers under seal as of the day and year first above written.

THE BOSTON BEER COMPANY, INC.

By:	/s/ Martin F. Roper
Name:	Martin F. Roper
Title:	President and Chief Executive Officer

BOSTON BEER CORPORATION

By:	/s/ Martin F. Roper
Name:	Martin F. Roper
Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A.

By:	/s/ Christopher P. Busconi
Name:	Christopher P. Busconi
Title:	Senior Vice President

Signature Page to Amendment to Credit Agreement

LITIGATION

Exhibit 3.7

None

ENVIRONMENTAL LAWS.

Exhibit 3.14

In 2010, Samuel Adams Brewery Company, Ltd. (“SABC”) entered into an agreement with the City of Cincinnati (the “City”) whereby the City would purchase certain land adjacent to the Borrowers’ Cincinnati Brewery (the “Carmen Property”) and, in turn, SABC would complete a remediation in accordance with a remediation plan relating to the environmentally contaminated land that included the Providence North Property and other non-owned property. The City was awarded a Clean Ohio Revitalization Fund grant (a “CORF Grant”) and the remediation is nearly complete. At the same time, SABC and the City entered into an Option Agreement whereby SABC has the option to purchase the Carmen Property upon completion of the remediation plan and the issuance of a covenant not to sue issued by the State of Ohio. The remediation is complete with respect to the Carmen Property and the entire remediation is expected to be complete by mid-year 2014.

In September 2013, SABC entered into a lease agreement with the City for the Carmen Property and have commenced construction of an extension of the Cincinnati Brewery on that land.

Further, in 2012 SABC purchased land and buildings adjacent to the Cincinnati Brewery (the “Calmego Property”) which also required environmental remediation. A second CORF Grant was awarded to the City for the demolition of the buildings and the remediation of contaminated land. The demolition and remediation have been completed and an application for the covenant not to sue with respect to the clean-up of the Calmego Property is currently in process.

On January 1, 2014, SABC merged with and into American Craft Brewery LLC (“ACB”) and by operation of law ACB has assumed the rights and obligations of SABC under the agreements with the City and the CORF Grants.

OWNERSHIP

Exhibit 3.15

Please see the attached organizational chart.

The Boston Beer Company, Inc.
Organization Chart as of January 1, 2014

The Boston Beer Company, Inc.
(a Massachusetts Corporation)
Publicly-held (NYSE: SAM)
04-3284048
Boston Brewing Company, Inc.
(a Massachusetts Corporation)
Holding Company
04-2845383
Boston Beer Corporation
(a Massachusetts Corporation)
Principal Operating Company
04-3537265
Angry Orchard Cider Company, LLC
(a Delaware LLC)
45-6097121
A&S Brewing Collaborative LLC
(a Delaware LLC)
45-3354969
Boston Beer Corporation Canada, Inc.
(organized under the Canada Business Corp Act)
385209-1
Freetown Acquisition Co, LLC
(a Massachusetts LLC)
Owns Freetown Real Estate
26-0667539
American Craft Brewery LLC
(a Massachusetts LLC)
Owns Breweries
46-3538710
TM On Hold LLC
(a Delaware LLC)
45-3808036
Providence Street Associates, LLC
(an Ohio LLC)
Owns Cincinnati Real Estate
26-1667342
SABC Realty, Ltd
(an Ohio LLC)
Owns Cincinnati Real Estate
31-1756825

EXHIBIT 4.1

Form of Compliance Report

THE BOSTON BEER COMPANY, INC. and BOSTON BEER CORPORATION (together, the “Borrowers”) hereby jointly and severally certify that:

This Compliance Report is furnished pursuant to Section 4.1(c) of the Second Amended and Restated Credit Agreement dated as of July 1, 2002 by and among the Borrowers and Bank of America, N.A. (successor-by-merger to Fleet National Bank), as amended from time to time (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Report have the meanings assigned to them in the Credit Agreement.

As required by Section 4.1[(a)] or [(b)] of the Credit Agreement, the Borrowers’ financial statements for the [year/quarter] ended _____________, 20__ (the “Financial Statements”), prepared in accordance with generally accepted accounting principles consistently applied, accompany this Compliance Report. The Financial Statements present fairly the financial position of the Borrowers and their Subsidiaries as at the date thereof and the results of operations for the period covered thereby [(subject only to normal recurring year-end adjustments)].

Based on the Financial Statements provided with this Compliance Report, the figures set forth in Schedule A hereto for determining compliance by the Borrowers with the financial covenants contained in Section 5 of the Credit Agreement for the applicable reporting periods are true, complete and correct.

The activities of the Borrowers during the periods covered by such Financial Statements have been reviewed by the Chief Financial Officer of the Borrowers or by employees or agents under his or her immediate supervision. Based on such review, to the best knowledge and belief of the undersigned, and as of the date of this Compliance Report, the representations and warranties of the Borrowers contained in Section 3 of the Credit Agreement are true and accurate as of the date hereof (except to the extent that such representations and warranties relate to an earlier date) and no Default has occurred.*

IN WITNESS WHEREOF, the undersigned has executed this Compliance Report as of this ___ day of _________________, 20__.

THE BOSTON BEER COMPANY, INC. BOSTON BEER CORPORATION

By:
Name:
Title:	Chief Financial Officer

*

If a Default has occurred as of or prior to such date, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrowers have taken, is taking, or proposes to take with respect thereto.

Schedule A to

Compliance Report for Period Ended [_____________]

1.

RATIO OF EBITDA TO INTEREST EXPENSE (Section 5.1(b))

(a)

EBITDA for four fiscal quarters ended [_____________]:

(i)

Net Income

$_______

(ii)

plus taxes in respect of income and profits

$_______

(iii)

plus Interest Expense

$_______

(iv)

plus depreciation expenses

$_______

(v)

plus amortization or write-off of assets,

(including any impairment charges against goodwill)

$_______

(vi)

plus non-recurring fees, costs and expenses

$_______

(vii)

plus any non-cash losses and non-cash charges

$_______

Total:

$_______

(b)

Interest Expense for four fiscal quarters ended [_____________]

$_______

(c)

Actual - Ratio of EBITDA to Interest Expense

___:1.00

(d)

Required Minimum - Ratio of EBITDA to Interest Expense

2.00:1.00

(e)

Compliance?

Yes/No

(Circle correct

response)

2.

RATIO OF TOTAL FUNDED DEBT TO EBITDA (Section 5.1(c))

(a)

Total Funded Debt (as of last day of the period)

$_______

(b)

EBITDA for four fiscal quarters ended [_____________]:

(i)

Net Income

$_______

(ii)

plus taxes in respect of income and profits

$_______

(iii)

plus Interest Expense

$_______

(iv)

plus depreciation expenses

$_______

(v)

plus amortization or write-off of assets,

(including any impairment charges against goodwill)

$_______

(vi)

plus non-recurring fees, costs and expenses

$_______

(vii)

plus any non-cash losses and non-cash charges

$_______

Total:

$_______

(c)

Actual - Ratio of Total Funded Debt to EBITDA

____:1.00

(d)

Required Maximum - Ratio of Total Funded Debt to EBITDA

2.50:1.00

(e)

Compliance?

Yes/No

(Circle correct

response)